Exhibit 99.1

News Bulletin

2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com	For Further Information: Richard Putnam Investor Relations (801) 817-1776

FRANKLINCOVEY ANNOUNCES

AGREEMENT TO SELL AND LEASE-BACK REAL ESTATE

Salt Lake City, Utah -- February 22, 2005 -- FranklinCovey (NYSE: FC) announced today that it has entered into an agreement to sell and lease-back the buildings and real estate at its corporate headquarters in Salt Lake City, Utah for $34.3 million. In connection with the sale, FranklinCovey will enter into a 20-year master lease agreement with the purchaser, a private investment group. FranklinCovey has six five-year options to renew the master lease agreement and could therefore maintain its principal headquarters and operations at the current location for the next 50 years. The Company presently expects that, if the sale is completed, its net proceeds after transaction costs will be approximately $32 million.

If the closing occurs, the net proceeds will be available for general corporate purposes. If the Company's proposed recapitalization plan is approved by the shareholders at the annual meeting scheduled for March 4, 2005, all or a portion of the proceeds may, subject to the discretion of the Board of Directors, be used to exercise the Company's contractual rights to retire a portion of its outstanding preferred stock provided for in that plan. However, the purchaser’s obligation to close is subject to a 60-day due diligence review, obtaining acceptable financing, confirmation of title and survey information and other customary closing conditions. FranklinCovey’s closing obligations are subject to Board approval and other conditions.

Safe Harbor Statement
There can be no assurance that the closing conditions will be satisfied or that the closing will occur or, if it does occur, as to the timing of financial proceeds. Use of the funds from the sale-leaseback transaction will be subject to the discretion of the Board of Directors. While all or a substantial portion may be used in connection with the proposed recapitalization plan, there is no assurance that this will occur. Adoption of the recapitalization plan is subject to the necessary approval of the shareholders at the meeting scheduled for March 4, 2005. If the recapitalization plan is approved, a decision by the board of directors as to the use of the funds will depend on many factors including the anticipated ability of the Company’s operations to generate positive cash flow, the anticipated need for future capital expenditures, and the existence of perceived opportunities for future growth of the business of the Company through expansion or acquisition. Changes in any of these factors could materially influence the decision of the Board of Directors with respect to the use of the funds.

About FranklinCovey
FranklinCovey is a leading learning and performance services firm assisting professionals and organizations in measurably increasing their effectiveness in leadership, productivity, communication and sales. Clients include 91 of the Fortune 100, more than three-quarters of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities. Organizations and professionals access FranklinCovey services and products through consulting services, licensed client facilitators, one-on-one coaching, public workshops, catalogs, more than 130 retail stores, and www.franklincovey.com. Nearly 1,500 FranklinCovey associates provide professional services and products in the United States and for 38 international offices serving more than 100 countries.